Exhibit 8.1


                                  SUBSIDIARIES



                   Companies                  Jurisdiction of          Name
                                               Organization

Total Fleet S.A.                                  Brazil           Total Fleet
Localiza Franchising S.A.                         Brazil              System
Prime Prestadora de Servicos S.A.                 Brazil              Prime
Localiza Master Franchisee Argentina S.A.        Argentina             MFA